Filed Pursuant to Rule 424(b)(2)
Registration No. 333-207839

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $0.01	5,207,547	$265.00	$1,379,999,955.00	$171,809.99

(1)    In accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(to Prospectus dated November 5, 2015).

4,528,302 Shares

Common Stock

WellCare Health Plans, Inc. is offering 4,528,302 shares of its common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “WCG.” The last reported sale price of our common stock on August 3, 2018 was $275.64 per share.

Investing in our common stock involves risks that are described in the ‘‘Risk Factors’’ section beginning on page S-17 of this prospectus supplement.

	Per Share	Total(1)
Public offering price	$265.00	$1,200,000,030.00
Underwriting discount and commissions(2)	$7.155	$32,400,000.81
Proceeds, before expenses, to us	$257.845	$1,167,600,029.19

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.
(2)	We refer you to “Underwriting” beginning on page S-39 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters the option to purchase up to an additional 679,245 shares within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about August 10, 2018.

Joint Book-Running Managers

SunTrust Robinson Humphrey	J.P. Morgan

Goldman Sachs & Co. LLC	Wells Fargo Securities

BofA Merrill Lynch	MUFG	BTIG

The date of this prospectus supplement is August 7, 2018

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement.

You should carefully read this prospectus supplement and the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the shares of common stock. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

NON-GAAP FINANCIAL MEASURES

In addition to results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we provide certain non-GAAP financial measures that our management believes are useful in assessing our performance, including adjusted earnings per diluted share (“Adjusted EPS”). Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. We have provided a reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Adjusted EPS is defined as earnings per diluted share, as determined in accordance with GAAP, adjusted to give effect to certain expenses and, as appropriate, the related tax effect for previously disclosed government investigations and related litigation and resolution costs; certain one-time transaction and integration costs associated with the acquisition of Universal American Corp. (“Universal American”) and the pending acquisition of Meridian; costs related to the divestiture of Sterling Life Insurance Company (“Sterling”) and the effect of a gain on the divestiture of Sterling and changes to the gain; transitory costs related to the Company’s decision to change its pharmacy benefit manager (“PBM”) as of January 1, 2016; certain nonrecurring Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare’s Iowa operations and certain legal costs; amortization expense associated with acquisitions; certain gains on the divestiture of businesses; the costs associated with the redemption of the Company’s senior notes due 2020 (the “2020 notes”), including the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes; the tax effect of the deferred tax revaluation after the Tax Cuts and Jobs Act of 2017 (“TCJA”) was enacted in December 2017; and the effect of certain other tax adjustments.

Although the excluded items may recur, we believe that by providing a non-GAAP measure exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting our core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not

i

expect to reoccur. We have adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of our business operations. The other costs mentioned above are related to specific events, which do not reflect the underlying ongoing performance of the business.

While the amounts included in Adjusted EPS have been derived from our consolidated financial statements, they are not financial measures calculated in accordance with GAAP. Accordingly, Adjusted EPS should not be considered as an alternative to EPS calculated in accordance with GAAP. Adjusted EPS, as presented in this prospectus supplement, may not be comparable to similarly titled measures reported by other companies due to differences in the ways these measures are calculated.

LAST TWELVE MONTHS FINANCIAL DATA

This prospectus supplement also includes certain unaudited consolidated financial information for the twelve months ended March 31, 2018 (the “LTM data”). The LTM data was derived by adding the audited consolidated financial information for each of WellCare and the Meridian Group (as defined herein) for the year ended December 31, 2017 to the unaudited consolidated financial information for each of WellCare and the Meridian Group for the three months ended March 31, 2018 and subtracting the unaudited consolidated financial information for each of WellCare and the Meridian Group for the three months ended March 31, 2017, and making certain adjustments thereto giving effect to the Meridian Acquisition and the Acquisition Financing Transactions. The LTM data has been prepared solely in connection with the Acquisition Financing Transactions (as defined herein) is not prepared in the ordinary course of our financial reporting and has not been audited or reviewed by our or the Meridian Group’s independent registered public accounting firms.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus contain statements that are not historical fact and that may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Such statements may address, among other things, our financial outlook, the timing of the launch of new programs, pending new Medicaid contracts, the appropriation and payment to us by state governments of Medicaid premiums receivable, the timing, closing, manner of payment and financial effect of pending acquisitions, including the Meridian Acquisition (defined below under “Summary—The Meridian Acquisition and Related Financings”), rate changes, market acceptance of our products and services, our ability to finance growth opportunities, our ability to respond to changes in laws and government regulations, including any repeal, replacement or modification of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), implementation of our growth strategies, projected capital expenditures, liquidity and the availability of additional funding sources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “targets,” “predicts,” “potential,” “continues” or the negative of such terms or other comparable terminology. Forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business, as well as the consummation, and expected impact, of the Meridian Acquisition. Please refer to the “Risk Factors” section in this prospectus supplement, the accompanying prospectus, our Annual Report (as defined elsewhere in this prospectus supplement) and our Second Quarter Report (as defined elsewhere in this prospectus supplement) for a discussion of certain risks which could materially affect our business, financial condition, cash flows and results of operations, as well as the consummation, and expected impact, of the Meridian Acquisition. Subsequent events and developments may cause actual results to differ, perhaps materially, from our forward-looking statements. These forward-looking statements are inherently susceptible to uncertainty and changes in circumstances, as they are based on management’s expectations and beliefs about future events and circumstances. Given the risks and uncertainties inherent in forward-looking statements, any of our forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements. We undertake no duty and expressly disclaim any obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Our actual results may differ materially from those indicated by forward-looking statements as a result of various important factors, including the expiration, cancellation, delay, suspension or amendment of our state and federal contracts. In addition, our results of operations and estimates of future earnings depend, in large part, on accurately estimating and effectively managing health care benefits and other operating expenses. A variety of factors may affect our premium revenue, medical expenses, profitability, cash flows and liquidity, including the outcome of any protests and litigation related to Medicaid awards, our ability to meet the requirements of readiness reviews, competition, changes in health care practices, changes in the demographics of our members, higher than expected utilization of health care services by our members, changes in federal or state laws and regulations or their interpretations, inflation, provider contract changes, changes in or suspensions or terminations of our contracts with government agencies, new technologies, such as new, expensive medications, potential reductions in Medicaid and Medicare revenue, the appropriation and payment to us by state governments of Medicaid premiums receivable, our ability to negotiate actuarially sound rates, especially in new programs with limited experience, government-imposed surcharges, taxes or assessments, changes to how provider payments are made by governmental payors, the ability of state customers to launch new programs on their announced timelines, or at all, the timing of the approval by the Centers for Medicare & Medicaid Services (“CMS”) of Medicaid contracts, or changes to the contracts or rates required to obtain CMS approval, major epidemics, disasters and numerous other factors affecting the delivery and cost of health care, such as major health care providers’ inability to maintain their operations and our ability to implement health care value-added programs and our ability to control our medical costs and other operating expenses, including through our vendors. Governmental action or inaction could result in premium revenues not increasing to offset any increase in medical costs, the annual premium-based health insurance industry assessment (the “ACA industry fee”) or other operating expenses. Once set, premiums are generally fixed for one-year periods and, accordingly, costs that exceed our estimates or our regulators’ actuarial pricing assumptions during such periods generally may not be able to be recovered through higher premiums or rate adjustments. Furthermore, if we are unable to estimate accurately incurred but not reported medical costs in the current period, our future profitability may be adversely affected. Due to these factors and risks, we cannot provide any assurance regarding our future premium levels or our ability to control our future medical costs.

In addition, the risks and uncertainties include, but are not limited to, our progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, delivering prudent, profitable growth, our ability to effectively estimate and manage growth, the ability to complete the Meridian Acquisition in a timely manner or at all (which may adversely affect our business and the price of our common stock), the failure to satisfy the conditions to the consummation of the Meridian Acquisition (including the receipt of certain governmental and regulatory approvals), any requirements that may be imposed by governmental or regulatory authorities as a condition to approving the Meridian Acquisition, adjustments to the purchase price of the Meridian Acquisition, the ability to achieve expected synergies related to the Meridian Acquisition within the expected time frames or at all, the ability to achieve accretion to earnings, revenue or other benefits expected in connection with the Meridian Acquisition, disruption to business relationships, operating results and the business of WellCare and/or the Meridian Group generally, the ability to retain Meridian Group employees, the availability of debt and equity financing, our ability to address operational challenges relating to the integration of the Meridian Group with our existing business, our ability to effectively identify, execute and integrate other acquisitions, and the performance of our acquisitions once acquired. Due to these factors and risks, we may be required to write down or take impairment charges of assets associated with acquisitions. Furthermore, at both the federal and state government levels, legislative and regulatory proposals have been made related to, or potentially affecting, the health care industry, including but not limited to, repeal, replacement or modification of the ACA, reform of the Medicaid and Medicare programs, limitations on managed care organizations, changes to membership eligibility, and benefit mandates. Any such legislative or regulatory action could have the effect of reducing the premiums paid to us by governmental programs, increasing our medical and administrative costs or requiring us to materially alter the manner in which we operate. We are unable to predict the specific content of any future legislation, action or regulation that may be enacted or when any such future legislation or regulation will be adopted. Therefore, we cannot predict accurately the effect or ramifications of such future legislation, action or regulation on our business, financial condition, results of operations, and/or cash flows.

SUMMARY

The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not intended to be a complete description of the matters covered in this prospectus supplement and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The terms “WellCare,” the “Company,” “we,” “us” and “our” refer to WellCare Health Plans, Inc. and its consolidated subsidiaries, unless we specify or the context clearly indicates otherwise.

Our Company

We are a leading managed care company, headquartered in Tampa, Florida, focusing exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage (“MA”) and Medicare Prescription Drug Plans (“PDPs”) to families, children, seniors and individuals with complex medical needs. As of June 30, 2018, we served approximately 4.4 million members in 50 states and the District of Columbia. We estimate that we are among the largest managed care organizations providing Medicaid managed care services plans, MA plans and PDPs, as measured by membership. Our broad range of experience and government focus allows us to effectively serve our members, partner with our providers, government clients and communities we serve, and efficiently manage our ongoing operations.

As of June 30, 2018, we operated Medicaid health plans, including states where we receive Medicaid premium revenues associated with dually-eligible special needs plans, in Arizona, Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, Nebraska, New Jersey, New York, South Carolina and Texas.

In addition, as of June 30, 2018, we also operated MA coordinated care plans in Arizona, Arkansas, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Kentucky, Louisiana, Maine, Mississippi, New Jersey, New York, North Carolina, South Carolina, Tennessee and Texas.

We also offered stand-alone Medicare PDPs in 50 states and the District of Columbia. In 2018, we offered a basic PDP plan below the benchmarks in 25 of the 34 Centers for Medicare & Medicaid Services (“CMS”) regions, and within the de minimis range in five other regions. On July 31, 2018, we were notified by CMS on a preliminary basis, that for 2019, our basic PDP plan will be below the benchmark in 21 regions, and within the de minimis range in ten other regions.

We manage our business in three reportable segments: Medicaid Health Plans, Medicare Health Plans and Medicare PDPs.

In the following table, we have summarized membership for our business segments in each state that exceeded 5% of our total membership, as well as all other states in the aggregate, as of June 30, 2018:

State	Medicaid Health Plans (1)	Medicare Health Plans (1)	Medicare PDPs	Total Membership	Percent of Total
Florida	737,000	96,000	29,000	862,000	19.7%
Georgia	515,000	50,000	16,000	581,000	13.3%
Kentucky	455,000	13,000	22,000	490,000	11.2%
Illinois	254,000	16,000	34,000	304,000	6.9%
Missouri	279,000	–	16,000	295,000	6.7%
New York	150,000	89,000	52,000	291,000	6.6%
Other states	428,000	246,000	887,000	1,561,000	35.6%

Total	2,818,000	510,000	1,056,000	4,384,000	100.0%

(1)

Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both our Medicaid and Medicare programs. The dually-eligible membership was 55,000 of our Medicaid and Medicare memberships as of June 30, 2018.

For the year ended December 31, 2017, we generated total revenues and net income of $17.0 billion and $373.7 million, respectively. For the six months ended June 30, 2018, we generated total revenues and net income of $9.3 billion and $253.3 million, respectively. For the twelve months ended March 31, 2018, giving pro forma effect to the Meridian Acquisition and the Acquisition Financing Transactions, we generated total revenues and net income of $21.4 billion and $385.6 million, respectively. For further information on the pro forma financial information included in this prospectus supplement, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The Meridian Acquisition and Related Financings

The Meridian Group Overview

Founded in 1997, with nearly 2,000 associates, the Meridian Group serves approximately 1.1 million Medicaid, Medicare Advantage, integrated dual-eligible and health insurance marketplace members as of June 30, 2018 in Michigan, Illinois, Indiana and Ohio. As of June 30, 2018, the Meridian Group was the leading Medicaid managed care organization in both Michigan and Illinois with approximately 503,000 and 574,000 Medicaid members in each state, respectively. For the twelve months ended March 31, 2018, the Meridian Group reported total revenue of $3.7 billion, including $3.4 billion of premium revenue and $0.3 billion of pharmacy revenue (reflecting minor adjustments to conform to WellCare’s reporting methodologies).

Over the past two decades, the Meridian Group has provided high-quality government-sponsored managed care to families, children, seniors and individuals with complex medical needs. The Meridian Group partners with state and federal agencies, private care providers and community-based organizations to help its members live better, healthier lives. The Meridian Group’s mission is to continuously improve the quality of care in a low-resource environment by making high-quality healthcare easier to give and receive.

In both 2016 and 2017, the Meridian Group received high quality ratings from the National Committee for Quality Assurance (“NCQA”), including a “commendable” accreditation status from NCQA and a 4.0 rating.

Through the acquisition of the Meridian Group, WellCare expects to grow and diversify its Medicaid portfolio, while positioning itself for additional growth opportunities within the Meridian Group’s markets.

Following the closing of the Meridian Acquisition, WellCare expects to hold the leading Medicaid membership market position in six states. Further, the Meridian Acquisition allows WellCare to add a fully integrated pharmacy benefit manager (“PBM”) capability and enhances WellCare’s dual-eligible and individual marketplace capabilities.

The Meridian Group’s Select Business Segments/Plans

Meridian Health Plan of Michigan consists of the following:

•	MeridianHealth is a Medicaid managed care plan that partners with the State of Michigan to provide services for beneficiaries of the State of Michigan Medicaid program.

•	Healthy Michigan Plan is a health insurance plan through the State of Michigan that provides health care benefits to Michigan residents at a low cost.

•	MeridianChoice offers individual and family plans through the Health Insurance Marketplace.

•

MeridianComplete is a Medicare-Medicaid Plan (“MMP”) for people eligible for both Medicaid and Medicare. MeridianComplete is the Meridian Group’s partnership with the MI Health Link program. MI Health Link allows users to receive health care and services covered by Medicare and Medicaid and lets individuals use one plan and one card for health care, behavioral health care, home and community-based services, nursing home care and medications.

Meridian Health Plan of Illinois consists of the following:

•	MeridianHealth is a Medicaid managed care plan that partners with the State of Illinois to provide services for beneficiaries of the Health Choice Illinois Medicaid managed care program.

•

Meridian’s Managed Long Term Services and Supports Program covers user waiver services, long-term care, nursing facility, supportive living facility benefits, as well as mental health, substance abuse, and transportation services through the Health Choice Illinois Medicaid managed care program. The Meridian Group also provides care coordination to help individuals receive the care they need.

•	MeridianComplete is a MMP for people eligible for both Medicaid and Medicare.

MeridianRx is a fully integrated, proprietary PBM platform committed to transparency, flexibility and innovation. The PBM has been in operation for seven years and has served all of the Meridian Group’s membership as well as third-party payers and customers.

The Meridian Group’s Membership Summary

As of June 30, 2018, the Meridian Group’s membership was as follows:

Business Segments/Plans	Total Membership
Medicaid	1,076,000
Medicare Advantage (1)	27,000
Health Insurance Marketplace	5,000

Total	1,108,000

(1)	Includes approximately 13,000 integrated dual-eligible members.

The Meridian Acquisition

In May 2018, our subsidiary, The WellCare Management Group, Inc. (“WellCare Management”), entered into a definitive transaction agreement (the “Acquisition Agreement”) with Caidan Management Company, LLC, MeridianRx, LLC, Caidan Holding Company (collectively, the “Meridian Group”) and Caidan Enterprises, Inc. (the “Seller”). On the terms and subject to the conditions set forth in the Acquisition Agreement, we will acquire the Meridian Group (including Meridian Health Plan of Illinois, Inc., Meridian Health Plan of Michigan, Inc. and MeridianRx, LLC) from the Seller for an aggregate purchase price of approximately $2.5 billion in cash, subject to a possible purchase price reduction of up to $100 million and other customary purchase price adjustments (the “Meridian Acquisition”). The Meridian Acquisition is expected to close in the next few months.

The consummation of the Meridian Acquisition is subject to customary conditions, including (i) the absence of a material adverse effect on the Meridian Group, (ii) the receipt of specified approvals under state insurance and healthcare laws and regulations, in each case, without imposing a burdensome condition, (iii) the accuracy of the representations and warranties of the parties (generally subject to a customary material adverse effect standard), (iv) the absence of governmental restrictions on the consummation of the Meridian Acquisition, (v) material compliance by the parties with their respective covenants and agreements under the Acquisition Agreement and (vi) completion of a pre-closing restructuring by the Seller to exclude certain assets and liabilities unrelated to the Meridian Group’s pharmacy benefits management and health care plans.

The Acquisition Agreement contains certain termination rights, including the right of either party to terminate the Acquisition Agreement if the consummation of the Meridian Acquisition has not occurred on or before January 31, 2019, which date will be extended automatically to May 1, 2019, if regulatory approval is the only closing condition under the Acquisition Agreement that has not been fulfilled and all other closing conditions either have been fulfilled or are then capable of being fulfilled (the “Termination Date”). If the Acquisition Agreement is terminated because the Meridian Acquisition has not been consummated by the Termination Date and all conditions precedent to our obligation to consummate the Meridian Acquisition have otherwise been satisfied except for obtaining certain of the required antitrust or regulatory approvals, then we will be required to pay the Seller a termination fee of $50 million. If the Acquisition Agreement is terminated by the Seller because we have failed to consummate the Meridian Acquisition within five business days of being required to do so, then we will be required to pay the Seller a termination fee of $100 million.

Acquisition Financing Transactions

In connection with the Meridian Acquisition and this offering, (i) we are offering $700.0 million aggregate principal amount of new senior unsecured notes due 2026 (the “New Notes”) in a private placement, (ii) we increased our borrowing capacity under our revolving credit facility from $1.0 billion to $1.3 billion (our “New Revolving Credit Facility”) and extended the maturity date for borrowings thereunder from January 2021 to July 2023 and (iii) we intend to draw approximately $380.0 million under our New Revolving Credit Facility. We refer to this offering, the New Notes offering and the draw under our New Revolving Credit Facility as the “Acquisition Financing Transactions.” This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the New Notes. The New Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

We intend to finance the consummation of the Meridian Acquisition and the other transactions contemplated by the Acquisition Agreement, including amounts payable thereunder, and pay related fees, costs, premiums and expenses in connection with these transactions, through a combination of cash on hand and the proceeds from the Acquisition Financing Transactions. See “Use of Proceeds.”

The consummation of the Meridian Acquisition is not subject to any financing condition, including the closing of any of the Acquisition Financing Transactions. In addition, this offering is not conditioned on the closing of the Meridian Acquisition, which, if completed, will occur subsequent to the closing of this offering, or any of the other Acquisition Financing Transactions. We cannot assure you that the Meridian Acquisition will be consummated on the terms described herein or at all. If the Meridian Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering.

Company Information

We were formed as a Delaware limited liability company in May 2002 and began our operations in Florida, New York and Connecticut through two concurrent health plan acquisitions completed in July 2002. In July 2004, immediately prior to the closing of our initial public offering, we merged the limited liability company into a Delaware corporation and changed our name to WellCare Health Plans, Inc. Our common stock is listed on the New York Stock Exchange under the symbol “WCG.” Our principal executive offices are located at 8735 Henderson Road, Renaissance One, Tampa, Florida 33634 and the telephone number is 813-290-6200. Our internet address is www.wellcare.com. Information on our website does not constitute a part of, and is not incorporated into, this prospectus supplement.

THE OFFERING

Common stock we are offering	4,528,302 shares of common stock (or 5,207,547 shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares	679,245 shares of common stock.

Common stock to be outstanding immediately after completion of this offering	49,295,666 shares of common stock (or 49,974,911 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $1,164.0 million, assuming no exercise of the underwriters’ option to purchase additional shares.

We intend to use the net proceeds from this offering, together with cash on hand, proceeds from the New Notes offering and borrowings under our New Revolving Credit Facility, all as further described in this prospectus supplement, to finance the consummation of the Meridian Acquisition and the other transactions contemplated by the Acquisition Agreement, including amounts payable thereunder, and pay related fees, costs, premiums and expenses in connection with these transactions. Any remaining balance of the net proceeds will be used for general corporate purposes.

To the extent we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest bearing investments.

Subject to the satisfaction of certain closing conditions, including, among others, receipt of certain regulatory approvals, we expect the closing of the Meridian Acquisition to occur in the next few months.

This offering is not conditioned on the closing of the Meridian Acquisition or any of the other Acquisition Financing Transactions. If the Meridian Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering.

NYSE symbol	“WCG.”

Risk factors	See “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report and Second Quarter Report, as well as the other information set forth in or incorporated by reference into this prospectus supplement, for a discussion of factors you should carefully consider before investing in our common stock.

SUMMARY WELLCARE HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Summary WellCare Historical Information

We have provided the following summary financial information of WellCare for your reference. We have derived the summary information of WellCare presented here as of and for the years ended December 31, 2017, 2016 and 2015 from our audited consolidated financial statements and notes thereto, incorporated by reference herein. We have derived the summary information of WellCare presented here as of and for the six months ended June 30, 2018 and 2017 from our unaudited condensed consolidated financial statements and notes thereto, incorporated by reference herein. Membership and certain adjusted financial information are unaudited for all periods.

Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the unaudited interim periods. The results for any interim period are not necessarily indicative of results that may be expected for a full year. You should read this summary information together with our audited consolidated financial statements and the related notes and our unaudited condensed consolidated financial statements and the related notes, each incorporated by reference herein. See “Where You Can Find Additional Information and Incorporation by Reference” in this prospectus supplement.

Operating Data

	For the year ended December 31,			For the six months ended June 30,
(in millions)	2015	2016	2017	2017	2018
Revenues:
Premium:
Adjusted Medicaid Health Plans (1)	$8,760.4	$9,144.4	$10,606.5	$5,274.5	$5,485.9
Medicaid premium taxes (1)	94.7	110.0	119.8	61.1	62.7
Medicaid ACA industry fee reimbursement (1)	219.2	244.9	–	–	127.5

Total Medicaid Health Plans (GAAP)	9,074.3	9,499.3	10,726.3	5,335.6	5,676.1
Medicare Health Plans	3,898.8	3,876.6	5,320.2	2,411.3	3,102.9
Medicare PDPs	901.7	845.0	913.8	493.7	459.9

Total premium revenue	13,874.8	14,220.9	16,960.3	8,240.6	9,238.9
Investment and other income	15.4	16.2	46.9	18.6	46.3

Total revenues	$13,890.2	$14,237.1	$17,007.2	$8,259.2	$9,285.2

Expenses:
Medical benefits:
Medicaid Health Plans	7,866.8	8,188.5	9,414.1	4,697.5	4,863.0
Medicare Health Plans	3,401.7	3,278.5	4,577.3	2,045.1	2,589.0
Medicare PDPs	710.0	622.4	753.4	455.0	376.0

Total medical benefits	$11,978.5	$12,089.4	$14,744.8	$7,197.6	$7,828.0

Selling, general and administrative:
Adjusted SG&A expense (2)	$1,070.5	$1,105.3	$1,439.3	$634.9	$721.2
Investigation costs	30.4	16.0	7.9	6.3	0.2
Transaction and integration costs	–	–	37.5	26.7	12.4
Sterling divestiture costs	2.0	1.7	–	–	–
PBM transitory costs	18.1	4.9	–	–	–
Iowa SG&A costs	11.9	5.2	–	–	–

Total SG&A (GAAP)	$1,132.9	$1,133.1	$1,484.7	$667.9	$733.8

	For the year ended December 31,			For the six months ended June 30,
	2015	2016	2017	2017	2018
ACA industry fee	227.3	228.4	–	–	160.5
Medicaid premium taxes	94.7	110.0	119.8	61.1	62.7
Depreciation and amortization	72.6	87.6	120.4	53.2	70.9
Interest	54.2	59.1	68.5	34.3	34.2
Gain on divestiture of business	(6.1)	–	–	–	–

Total expenses net	$13,554.1	$13,707.6	$16,538.2	$8,014.1	$8,890.1

Income from operations	336.1	529.5	469.0	245.1	395.1
Income before income taxes	336.1	529.5	461.6	217.9	388.4
Income tax expense	217.5	287.4	87.9	76.5	135.1

Net income	$118.6	$242.1	$373.7	$141.4	$253.3

Operating Statistics:
Medical benefits ratio:
GAAP Medicaid Health Plans(1)	86.7%	86.2%	87.8%	88.0%	85.7%
Adjusted Medicaid Health Plans(1)	89.8%	89.5%	88.8%	89.1%	88.6%
Medicare Health Plans	87.2%	84.6%	86.0%	84.8%	83.4%
Medicare PDP	78.7%	73.7%	82.4%	92.2%	81.8%
SG&A ratio(2):
As determined under GAAP	8.2%	8.0%	8.8%	8.1%	7.9%
Adjusted SG&A expense ratio	7.9%	8.0%	8.5%	7.8%	8.0%

	As of December 31,			As of June 30,
	2015	2016	2017	2017	2018
Membership:
Medicaid Health Plans	2,388,000	2,544,000	2,723,000	2,828,000	2,818,000
Medicare Health Plans	354,000	345,000	496,000	484,000	510,000
Medicare PDPs	1,025,000	1,009,000	1,152,000	1,116,000	1,056,000

Consolidated	3,767,000	3,898,000	4,371,000	4,428,000	4,384,000

(1)

For GAAP reporting purposes, Medicaid premium taxes and Medicaid ACA industry fee reimbursements are included in premium revenue to measure our Medical benefits ratio (“MBR”). Our Adjusted Medicaid Health Plans MBR measures the ratio of our medical benefits expense to premium revenue, excluding Medicaid premium taxes and Medicaid ACA industry fee reimbursement revenue. Because reimbursements for Medicaid premium tax and ACA industry fee are both included in the premium rates or reimbursement established in certain of our Medicaid contracts and also recognized separately as a component of expense, we exclude these reimbursements from premium revenue when calculating key ratios as we believe that these components are not indicative of operating performance.

(2)

The SG&A ratio, as determined under GAAP, measures selling, general and administrative expense divided by total premium revenue. The Adjusted SG&A expense ratio measures selling, general and administrative expense, less certain investigation and transaction and integration costs, Sterling divestiture costs, PBM transitory costs and Iowa SG&A costs (“Adjusted SG&A expense”) divided by total premium revenue, less Medicaid premium taxes revenue and Medicaid reimbursements. Management believes the items excluded from Adjusted SG&A expense are related to specific events, which do not reflect the underlying ongoing performance of the business.

Balance Sheet Data

	As of December 31,			As of June 30,
(in millions)	2015	2016	2017	2017	2018
Cash and cash equivalents	$2,407.0	$3,961.4	$4,198.6	$4,031.3	$5,098.5
Total assets	5,145.8	6,152.8	8,364.6	8,513.1	10,134.4
Long-term debt, net (including current maturities)	1,199.1	997.6	1,182.4	1,180.8	1,183.8
Total liabilities	3,417.5	4,152.7	5,947.9	6,360.8	7,462.5
Total stockholders’ equity	1,728.3	2,000.1	2,416.7	2,152.3	2,671.9

Other Financial Data

	For the year ended December 31,			For the six months ended June 30,
	2015	2016	2017	2017	2018
Earnings per diluted share	$2.67	$5.43	$8.31	$3.15	$5.60
Adjusted EPS (1)	3.59	5.96	8.52	4.13	6.16

(1)

Adjusted EPS is defined as earnings per diluted share, as determined in accordance with GAAP, adjusted to give effect to certain expenses and, as appropriate, the related tax effect for previously disclosed government investigations and related litigation and resolution costs; certain one-time transaction and integration costs associated with the acquisition of Universal American and the pending acquisition of Meridian; costs related to the divestiture of Sterling and the effect of a gain on the divestiture of Sterling and changes to the gain; transitory costs related to the Company’s decision to change its PBM as of January 1, 2016; certain nonrecurring Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare’s Iowa operations and certain legal costs; amortization expense associated with; certain gains on the divestiture of businesses; the costs associated with the redemption of the 2020 notes, including the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes; the tax effect of the deferred tax revaluation after the Tax Cuts and Jobs Act of 2017 was enacted in December 2017; and the effect of certain other tax adjustments.

Although the excluded items may recur, we believe that by providing a non-GAAP measure exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting our core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. We have adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of our business operations. The other costs mentioned above are related to specific events, which do not reflect the underlying ongoing performance of the business.

While the amounts included in Adjusted EPS have been derived from our consolidated financial statements, they are not financial measures calculated in accordance with GAAP. Accordingly, Adjusted EPS should not be considered as an alternative to EPS calculated in accordance with GAAP. Adjusted EPS, as presented in this prospectus supplement, may not be comparable to similarly titled measures reported by other companies due to differences in the ways these measures are calculated.

The table below sets forth a reconciliation between earnings per diluted share and Adjusted EPS:

	For the year ended December 31,			For the six months ended June 30,
	2015	2016	2017	2017	2018
Earnings per diluted share	$2.67	$5.43	$8.31	$3.15	$5.60
Investigation costs	0.68	0.36	0.18	0.14	—
Transaction and integration costs	—	—	0.83	0.59	0.27
Sterling divestiture costs	0.05	0.04	—	—	—
PBM transitory costs	0.41	0.11	—	—	—
Iowa SG&A costs	0.27	0.12	—	—	—
Acquisition-related amortization	0.24	0.22	0.73	0.26	0.47
Gain on divestiture of business	(0.14)	—	—	—	—
Loss on extinguishment of debt	—	—	0.58	0.58	—
Tax benefit due to TCJA	—	—	(1.25)	—	—
Tax effect of adjustments	(0.59)	(0.32)	(0.86)	(0.59)	(0.18)

Adjusted EPS	$3.59	$5.96	$8.52	$4.13	$6.16

Summary Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the three and twelve months ended March 31, 2018 combine the historical consolidated statements of operations of WellCare and the Meridian Group, giving effect to the Meridian Acquisition and the Acquisition Financing Transactions as if they each had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 combines the historical consolidated balance sheets of the Company and the Meridian Group, giving effect to the Acquisition Financing Transactions and the Meridian Acquisition as if they each had occurred on March 31, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Meridian Acquisition and the Acquisition Financing Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The summary unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the unaudited pro forma condensed combined financial information and accompanying notes thereto included herein. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information for the twelve months ended March 31, 2018 was derived by adding the audited consolidated financial information for each of WellCare and the Meridian Group for the year ended December 31, 2017 to the unaudited consolidated financial information for each of WellCare and the Meridian Group for the three months ended March 31, 2018 and subtracting the unaudited consolidated financial information for each of WellCare and the Meridian Group for the three months ended March 31, 2017, and making certain adjustments thereto giving effect to the Meridian Acquisition and the Acquisition Financing Transactions. The LTM data has been prepared solely in connection with the Acquisition Financing Transactions, is not prepared in the ordinary course of our financial reporting and has not been audited or reviewed by our or the Meridian Group’s independent registered public accounting firms.

The unaudited pro forma condensed combined financial information has been prepared by the Company using the acquisition method of accounting in accordance with GAAP. The Company has been treated as the acquirer in the Meridian Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The consummation of the Meridian Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approval, and there can be no assurance that the Meridian Acquisition will occur on or before a certain time, on the terms described herein, or at all. The Meridian Acquisition is not conditioned on the Acquisition Financing Transactions or any other financing transaction, and the terms of any financing we may obtain for the Meridian Acquisition may differ from the assumptions set forth herein. Furthermore, we are not acquiring all of the assets or operations, or assuming all of the liabilities, of the Meridian Group in the Meridian Acquisition and, as a result, the unaudited pro forma condensed combined financial information reflects certain estimates regarding such assets, operations and liabilities. The acquired assets and assumed liabilities of the Meridian Group have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material effect on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for informational purposes.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. You should not place undue reliance on the summary unaudited pro forma condensed combined financial information in deciding whether or not to invest in the shares of common stock offered hereby.

Operating Data

	For the year ended December 31, 2017	For the three months ended March 31, 2018	For the twelve months ended March 31, 2018
(in millions)
Revenues:
Premium revenue	$20,393.6	$5,652.4	$21,268.4
Investment and other income	78.4	21.2	91.4

Total revenues	$20,472.0	$5,673.6	$21,359.8

Expenses:
Medical benefits	17,834.1	4,876.6	18,488.0
Selling, general and administrative	1,733.3	440.1	1,813.9
ACA industry fee	–	81.5	81.5
Medicaid premium taxes	119.8	32.1	122.0
Depreciation and amortization	221.8	62.0	234.6
Interest	126.6	32.0	128.5

Total expenses	$20,035.6	$5,524.3	$20,868.5

Income from operations	436.4	149.3	491.3
Loss on extinguishment of debt	26.1	–	26.1
Income before income taxes and equity in losses of unconsolidated subsidiaries	410.3	149.3	465.2
Income before income taxes	429.0	146.6	481.2
Income taxes	75.8	52.6	95.6

Net income	$353.2	$94.0	$385.6

Balance Sheet Data

As of March 31, 2018
(in millions)
Cash and cash equivalents	$5,054.1
Total assets	12,755.3
Long-term debt, net	2,347.9
Total liabilities	9,206.0
Total stockholders’ equity	3,549.3

Other Financial Data

For the twelve months ended March 31, 2018
Pro forma earnings per diluted share (EPS)	$7.87
Pro forma Adjusted EPS (1)	8.17

(1)

Pro forma Adjusted EPS is defined as pro forma earnings per diluted share adjusted to give effect to certain expenses and, as appropriate, the related tax effect for previously disclosed government investigations and related litigation and resolution costs; certain one-time transaction and integration costs associated with the acquisition of Universal American and the pending acquisition of Meridian; amortization expense associated with acquisitions; the costs associated with the redemption of the 2020 notes, including the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes; the tax effect of the deferred tax revaluation after the Tax Cuts and Jobs Act of 2017 was enacted in December 2017; and the effect of certain other tax adjustments.

Although the excluded items may recur, we believe that by providing a non-GAAP measure exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting our core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. We have adjusted for acquisition-related amortization expenses, as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of our business operations. The other costs mentioned above are related to specific events, which do not reflect the underlying ongoing performance of the business.

While the amounts included in Adjusted EPS have been derived from our consolidated financial statements, they are not financial measures calculated in accordance with GAAP. Accordingly, Adjusted EPS should not be considered as an alternative to EPS calculated in accordance with GAAP. Adjusted EPS, as presented in this prospectus supplement, may not be comparable to similarly titled measures reported by other companies due to differences in the ways these measures are calculated.

The table below sets forth a reconciliation between pro forma earnings per diluted share and pro forma Adjusted EPS:

For the twelve months ended March 31, 2018
Pro forma earnings per diluted share	$7.87
Investigation costs	0.10
Transaction and integration costs	0.80
Acquisition-related amortization	0.82
Loss on extinguishment of debt	0.53
Tax benefit due to TCJA	(1.14)
Tax effect of adjustments	(0.81)

Pro forma Adjusted EPS	$8.17

SUMMARY MERIDIAN HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

We have provided the following summary financial information of the Meridian Group for your reference. We have derived the summary information of the Meridian Group presented here as of and for the years ended December 31, 2017 and 2016 from the audited financial statements and notes thereto, incorporated by reference herein, of Caidan Enterprises, Inc. and its wholly owned subsidiaries, including Caidan Holding Company, Inc., Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., Meridian Health Plan of Iowa, Inc., MeridianRx, LLC and Caidan Management Company, LLC (collectively “CEI”). We have derived the summary information of the Meridian Group presented here as of and for the three months ended March 31, 2018 and 2017 from CEI’s unaudited consolidated financial statements and notes thereto, incorporated by reference herein.

CEI’s unaudited consolidated financial statements have been prepared on the same basis as its audited financial statements and, in the opinion of the Meridian Group’s management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the unaudited interim periods. The results for any interim period are not necessarily indicative of results that may be expected for a full year. You should read this summary information together with CEI’s audited consolidated financial statements and the related notes and CEI’s unaudited consolidated financial statements and related notes, each incorporated by reference herein. See “Where You Can Find Additional Information and Incorporation by Reference” in this prospectus supplement.

Operating Data

	For the year ended December 31,		For the three months ended March 31,
(in millions)	2016	2017	2017	2018
Revenue:
Net premiums earned	$3,026.9	$3,209.3	$785.7	$947.8
Pharmacy revenue	183.2	227.3	48.2	78.3
Miscellaneous	3.9	4.3	1.0	0.7

Total revenue	$3,214.0	$3,440.9	$834.9	$1,026.8

Operating Expenses:
Program expenses—healthcare delivery	2,113.1	2,383.9	584.0	691.1
Pharmacy expense	571.6	689.8	160.1	223.5
General and administrative	413.9	275.3	65.4	89.9

Total operating expenses	3,098.6	3,349.0	809.5	1,004.5

Operating income	$115.4	$91.9	$25.4	$22.3

Non-Operating Income (Expense)
Interest and dividend income from investments	3.5	4.4	0.8	1.4
Other interest income	–	27.0	–	–
Income (loss) from equity method investments	7.6	1.3	0.3	0.2
Realized gains (losses) on sale of investments	(0.1)	0.3	–	–
Interest expense on unpaid claims	–	(15.8)	–	–
Interest Expense	(5.2)	(13.0)	(1.6)	(2.2)

Total non-operating income	5.8	4.2	(0.5)	(0.6)

Income before income taxes	121.2	96.1	24.9	21.7
Income tax (recovery) expense	18.4	(1.0)	0.1	3.7

Consolidated net income	$102.8	$97.1	$24.8	$18.0

Balance Sheet Data

	As of December 31,		As of March 31,
(in millions)	2016	2017	2018
Cash and cash equivalents	$429.1	$430.3	$463.9
Total Assets	1,144.2	1,210.2	1,365.6
Total debt, net	220.6	222.5	222.6
Total liabilities	835.3	868.8	1,020.1
Total stockholders’ equity	308.9	341.4	345.6

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, including the risk factors listed below, those described in the section entitled “Risk Factors” in our Annual Report and Second Quarter Report and in other documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement. Other risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect us. If any of such risks actually occur, you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Notice Regarding Forward-Looking Statements.”

Risks Related to this Offering and Our Common Stock

Our stock price and trading volume may be volatile and future sales of our common stock could adversely affect the trading price of our common stock.

From time to time, the price and trading volume of our common stock, as well as the stock of other companies in the health care industry, may experience periods of significant volatility. Company-specific issues and developments generally in the health care industry (including the regulatory environment) and the capital markets and the economy in general may cause this volatility. Our stock price and trading volume may fluctuate in response to a number of events and factors, including:

•	variations in our operating results;

•	changes in our or the market’s expectations about our future operating results;

•	changes in financial estimates and recommendations by securities analysts concerning our Company or the health care industry generally;

•	operating and stock price performance of other companies that investors may deem comparable;

•	news reports relating to trends in our markets;

•	changes or proposed changes in the laws, regulations and policies affecting our business;

•	acquisitions and financings by us or others in our industry;

•	changes in our senior management;

•	sales of substantial amounts of our common stock by our directors and executive officers or principal stockholders, or the perception that such sales could occur; and

•	the other risks described in the “Risk Factors” section of our Annual Report and Second Quarter Report.

We may issue equity securities in the future, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We have an effective shelf registration statement on Form S-3 filed with the SEC under which we may offer from time to time an indeterminate amount of any combination of debt securities, common and preferred stock and warrants.

The issuance of additional shares of our common stock or other equity securities, including sales of shares in connection with any future acquisitions, could be substantially dilutive to our stockholders. These sales may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Holders of shares of our common stock have no preemptive rights that entitle them to purchase a pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. Our certificate of incorporation provides that we have authority to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

In connection with this offering, we and all our directors and executive officers have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of our common stock without the permission of SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC, on behalf of the underwriters, for a period of 60 days from the date of this prospectus supplement. Such lock-up agreements are subject to a number of important exceptions, and SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC may, in their discretion, permit us or our officers or directors to sell shares prior to the expiration of the restrictive provisions contained in such lock-up agreements. When the lock-up agreements expire, we and our directors and executive officers will be able to sell shares in the public market.

We are subject to laws and government regulations that may delay, deter or prevent a change in control of our Company, which could have a material adverse effect on our ability to enter into transactions favorable to stockholders.

Our operating subsidiaries are subject to state laws that require prior regulatory approval for any change of control of a health maintenance organization or insurance company. For purposes of these laws, in most states “control” of an entity is presumed to exist when a person, group of persons or entity acquires the power to vote 10% or more of the voting securities of that entity, subject to certain exceptions. These laws may discourage acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular through unsolicited transactions, which could have a material adverse effect on our ability to enter into transactions that some or all of our stockholders find favorable.

If the Meridian Acquisition closes, it may not be accretive and may cause dilution to our earnings per share, which may negatively affect the market price of our common stock.

Although we currently anticipate that the Meridian Acquisition will occur and will be accretive to our earnings per share (on an adjusted earnings basis that is not pursuant to GAAP and excluding transaction and integration costs) from and after the Meridian Acquisition, this expectation is based on assumptions, including about our and the Meridian Group’s business, estimated costs and revenue synergies, and other preliminary estimates, each of which may change materially. As a result, should the Meridian Acquisition occur, it may cause dilution to our earnings per share or the expected accretive effect of the Meridian Acquisition may be less than anticipated or delayed, each of which may cause a decrease in the market price of our common stock. In addition, we could encounter additional transaction-related costs or other factors, such as the failure to realize all of the benefits anticipated in the Meridian Acquisition, including cost and revenue synergies. All of these factors could cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Meridian Acquisition and cause a decrease in the market price of our common stock.

This offering is not conditioned on the closing of the Meridian Acquisition, and we cannot assure you that the Meridian Acquisition will be consummated.

This offering is not conditioned on the closing of the Meridian Acquisition or any of the other Acquisition Financing Transactions. The consummation of the Meridian Acquisition is subject to customary conditions, certain of which are summarized under “Summary The Meridian Acquisition and Related Financings.” We cannot assure you that the Meridian Acquisition will be consummated on the terms described herein or at all. If the Meridian Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering. If the Meridian Acquisition is not consummated, this offering will cause dilution to our earnings per share, which may negatively affect the market price of our common stock.

The unaudited pro forma financial information contained in this prospectus supplement may not accurately reflect our financial position or results of operations following the completion of the Meridian Acquisition.

The unaudited pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the Meridian Acquisition been completed on the dates indicated. The unaudited pro forma financial information has been derived from our audited and unaudited historical financial statements along with those of the Meridian Group, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Meridian Acquisition. The assets and liabilities of the Meridian Group have been measured at fair value based on various preliminary estimates using assumptions that the Meridian Group’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Meridian Acquisition. Any potential decline in our financial condition or results of operations may cause significant variations in the trading price of our common stock following the Meridian Acquisition.

THE MERIDIAN ACQUISITION AND RELATED FINANCINGS

Meridian Acquisition

In May 2018, our subsidiary, WellCare Management, entered into the Acquisition Agreement with the Seller and certain members of the Meridian Group. On the terms and subject to the conditions set forth in the Acquisition Agreement, we will acquire the Meridian Group (including Meridian Health Plan of Illinois, Inc. and Meridian Health Plan of Michigan, Inc.) from the Seller for an aggregate purchase price of $2.5 billion in cash, subject to a possible purchase price reduction of up to $100 million and other customary purchase price adjustments. The Meridian Acquisition is expected to close in the next few months.

The consummation of the Meridian Acquisition is subject to customary conditions, including (i) the absence of a material adverse effect on the Meridian Group, (ii) the receipt of specified approvals under state insurance and healthcare laws and regulations, in each case, without imposing a burdensome condition, (iii) the accuracy of the representations and warranties of the parties (generally subject to a customary material adverse effect standard), (iv) the absence of governmental restrictions on the consummation of the Meridian Acquisition, (v) material compliance by the parties with their respective covenants and agreements under the Acquisition Agreement and (vi) completion of a pre-closing restructuring by the Seller to exclude certain assets and liabilities unrelated to the Meridian Group’s pharmacy benefits management and health care plans.

The Acquisition Agreement contains certain termination rights, including the right of either party to terminate the Acquisition Agreement if the consummation of the Meridian Acquisition has not occurred on or before January 31, 2019, which date will be extended automatically to May 1, 2019, if regulatory approval is the only closing condition under the Acquisition Agreement that has not been fulfilled and all other closing conditions either have been fulfilled or are then capable of being fulfilled (the “Termination Date”). If the Acquisition Agreement is terminated because the Meridian Acquisition has not been consummated by the Termination Date and all conditions precedent to our obligation to consummate the Meridian Acquisition have otherwise been satisfied except for obtaining certain of the required antitrust or regulatory approvals, then we will be required to pay the Seller a termination fee of $50 million. If the Acquisition Agreement is terminated by the Seller because we have failed to consummate the Meridian Acquisition within five business days of being required to do so, then we will be required to pay the Seller a termination fee of $100 million.

Acquisition Financing Transactions

In connection with the Meridian Acquisition and this offering, (i) we are offering $700.0 million aggregate principal amount of New Notes in a private placement, (ii) we increased our borrowing capacity through our New Revolving Credit Facility from $1.0 billion to $1.3 billion and extended the maturity date for borrowings thereunder from January 2021 to July 2023 and (iii) we intend to draw approximately $380.0 million under our New Revolving Credit Facility. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the New Notes. The New Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

We intend to fund the Meridian Acquisition and the other transactions contemplated by the Acquisition Agreement, including amounts payable thereunder, and pay related fees, costs, premiums and expenses in connection with these transactions, through a combination of cash on hand and the proceeds from the Acquisition Financing Transactions. See “Use of Proceeds.”

The consummation of the Meridian Acquisition is not subject to any financing condition, including the closing of any of the Acquisition Financing Transactions. In addition, this offering is not conditioned on the closing of the Meridian Acquisition or any of the other Acquisition Financing Transactions. We cannot assure you that the Meridian Acquisition will be consummated on the terms described herein or at all. If the Meridian Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the three and twelve months ended March 31, 2018 combine the historical consolidated statements of operations of WellCare and the Meridian Group, giving effect to the Meridian Acquisition and the Acquisition Financing Transactions, each as more fully described in Note 1 below, as if they each had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 combines the historical consolidated balance sheets of the Company and the Meridian Group, giving effect to the Acquisition Financing Transactions and the Meridian Acquisition, each as more fully described in Note 1 below, as if they each had occurred on March 31, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Meridian Acquisition and the Acquisition Financing Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•

historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2017, and the related notes, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

•

historical audited consolidated financial statements of Meridian Consolidated as of and for the year ended December 31, 2017, and the related notes, included in the Company’s Current Report on Form 8-K filed on August 6, 2018;

•

historical unaudited interim consolidated financial statements of the Company as of and for the three months ended March 31, 2018, and the related notes, included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018; and

•

historical unaudited interim consolidated financial statements of Meridian Consolidated as of and for the three months ended March 31, 2018, and the related notes, included in the Company’s Current Report on Form 8-K filed on August 6, 2018.

The unaudited pro forma condensed combined financial information for the twelve months ended March 31, 2018 was derived by adding the audited consolidated financial information for each of WellCare and the Meridian Group for the year ended December 31, 2017 to the unaudited consolidated financial information for each of WellCare and the Meridian Group for the three months ended March 31, 2018 and subtracting the unaudited consolidated financial information for each of WellCare and the Meridian Group for the three months ended March 31, 2017, and making certain adjustments thereto giving effect to the Meridian Acquisition and the Acquisition Financing Transactions. The LTM data has been prepared solely in connection with the Acquisition Financing Transactions, is not prepared in the ordinary course of our financial reporting and has not been audited or reviewed by our or the Meridian Group’s independent registered public accounting firms.

The unaudited pro forma condensed combined financial information has been prepared by the Company using the acquisition method of accounting in accordance with GAAP. The Company has been treated as the acquirer in the Meridian Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The consummation of the Meridian Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approval, and there can be no assurance that the Meridian Acquisition will occur on or before a certain time, on the terms described herein, or at all. The Meridian Acquisition is not conditioned on the Acquisition Financing Transactions or any other financing transaction, and the terms of any financing we may obtain for the Meridian Acquisition may differ from the assumptions set forth herein. Furthermore, we are not acquiring all of the assets or operations, or assuming all of the liabilities, of the Meridian Group in the Meridian Acquisition and, as a result, the unaudited pro forma condensed combined financial information reflects certain estimates regarding such assets, operations and liabilities. In addition, under certain relevant laws and regulations, before completion of the Meridian Acquisition, there are certain limitations regarding what we can learn about the Meridian Group. As a result, until the Meridian Acquisition is completed, we will not have complete access to all relevant information about the Meridian Group. The acquired assets and assumed liabilities of the Meridian Group have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material effect on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for informational purposes.

We expect to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Meridian Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the Meridian Acquisition.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. You should not place undue reliance on the summary unaudited pro forma condensed combined financial information in deciding whether or not to purchase our common stock.

Management expects that the strategic and financial benefits of the Meridian Acquisition will result in certain synergies and cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma condensed combined statements of operations. For a discussion of risks related to the Meridian Acquisition, see Item 1A. of Part II of our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(In millions, except per share data in dollars and shares)

	WellCare	Meridian Consolidated(1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$16,960.3	$3,433.3	$–		$20,393.6
Investment and other income	46.9	37.3	(5.8)	(a)	78.4

Total revenues	17,007.2	3,470.6	(5.8)		20,472.0
Expenses:
Medical benefits	14,744.8	3,089.5	(0.2)	(a)	17,834.1
Selling, general and administrative	1,484.7	258.9	(10.3)	(a)	1,733.3
Medicaid premium taxes	119.8	–	–		119.8
Depreciation and amortization	120.4	13.1	88.3	(a),(b)	221.8
Interest	68.5	13.0	45.1	(a),(c)	126.6

Total expenses	16,538.2	3,374.5	122.9		20,035.6

Income from operations	469.0	96.1	(128.7)		436.4
Loss on extinguishment of debt	26.1	–	–		26.1

Income before income taxes and equity in earnings of unconsolidated subsidiaries	442.9	96.1	(128.7)		410.3
Equity in earnings of unconsolidated subsidiaries	18.7	–	–		18.7

Income before income taxes	$461.6	$96.1	$(128.7)		$429.0
Income taxes	87.9	(1.0)	(11.1)	(a),(d)	75.8

Net income	$373.7	$97.1	$(117.6)		$353.2

Earnings per common share:
Basic	$8.40				$7.29
Diluted	$8.31				$7.22
Weighted average common shares outstanding:
Basic	44,474,016		3,950,014	(e)	48,424,030
Diluted	44,967,061		3,950,014	(e)	48,917,075

(1) -	Certain reclassifications have been made to conform to WellCare’s financial statement classifications.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6—Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2018

(In millions, except per share data in dollars and shares)

	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)			Pro Forma Combined
Revenues:
Premium	$4,626.3	$1,026.1	$–			$5,652.4
Investment and other income	19.9	2.3	(1.0)	(a	)	21.2

Total revenues	4,646.2	1,028.4	(1.0)			5,673.6
Expenses:
Medical benefits	3,962.0	914.6	–			4,876.6
Selling, general and administrative	355.9	86.3	(2.1)	(a	)	440.1
ACA industry fee	81.5	–	–			81.5
Medicaid premium taxes	32.1	–	–			32.1
Depreciation and amortization	36.4	3.6	22.0	(a	),(b)	62.0
Interest	17.1	2.2	12.7	(a	),(c)	32.0

Total expenses	4,485.0	1,006.7	32.6			5,524.3

Income from operations	161.2	21.7	(33.6)			149.3
Loss on extinguishment of debt	–	–	–			–

Income before income taxes and equity in losses of unconsolidated subsidiaries	161.2	21.7	(33.6)			149.3
Equity in losses of unconsolidated subsidiaries	(2.7)	–	–			(2.7)

Income before income taxes	158.5	21.7	(33.6)			146.6
Income taxes	56.8	3.7	(7.9)	(a	),(d)	52.6

Net income	$101.7	$18.0	$(25.7)			$94.0

Earnings per common share:
Basic	$2.28					$1.94
Diluted	$2.25					$1.91
Weighted average common shares outstanding:
Basic	44,605,892		3,950,014	(e	)	48,555,906
Diluted	45,196,127		3,950,014	(e	)	49,146,141

(1) -	Certain reclassifications have been made to conform to WellCare’s financial statement classifications.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6—Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Summary Information

For the Last Twelve Months (“LTM”) Ended March 31, 2018

(In millions, except per share data in dollars and shares)

	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)			Pro Forma Combined
Revenues:
Premium	$17,639.6	$3,628.8	$–			$21,268.4
Investment and other income	59.6	37.4	(5.6)	(a	)	91.4

Total revenues	17,699.2	3,666.2	(5.6)			21,359.8
Expenses:			–
Medical benefits	15,228.2	3,259.9	(0.1)			18,488.0
Selling, general and administrative	1,538.2	286.1	(10.4)	(a	)	1,813.9
ACA industry fee	81.5	–	–			81.5
Medicaid premium taxes	122.0	–	–			122.0
Depreciation and amortization	132.9	13.7	88.0	(a	),(b)	234.6
Interest	69.4	13.6	45.5	(a	),(c)	128.5

Total expenses	17,172.2	3,573.3	123.0			20,868.5

Income from operations	527.0	92.9	(128.6)			491.3
Loss on extinguishment of debt	26.1	–	–			26.1

Income before income taxes and equity in losses of unconsolidated subsidiaries	500.9	92.9	(128.6)			465.2
Equity in losses of unconsolidated subsidiaries	16.0	–	–			16.0

Income before income taxes	516.9	92.9	(128.6)			481.2
Income taxes	108.8	2.6	(15.8)	(a	),(d)	95.6

Net income	$408.1	$90.3	$(112.8)			$385.6

Earnings per common share:
Basic	$9.16					$7.95
Diluted	$9.06					$7.87
Weighted average common shares outstanding:
Basic	44,533,993		3,950,014	(e	)	48,484,007
Diluted	45,059,427		3,950,014	(e	)	49,009,441

(1) -	Certain reclassifications have been made to conform to WellCare’s financial statement classifications.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6—Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2018 (In millions, except shares)
	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)			Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$4,824.1	$463.9	$(233.9)	(a	),(b)	$5,054.1
Short-term investments	708.6	88.5	(7.9)	(a	)	789.2
Premiums receivable, net	638.9	486.6	(0.4)	(a	)	1,125.1
Pharmacy rebates receivable, net	380.6	13.0	–			393.6
Receivables from government partners	81.2	–	–			81.2
Funds receivable for the benefit of members	28.8	–	–			28.8
Deferred ACA industry fee	244.6	48.9	–			293.5
Prepaid expenses and other current assets, net	270.4	51.6	9.2	(a	),(f)	331.2

Total current assets	7,177.2	1,152.5	(233.0)			8,096.7
Property, equipment and capitalized software, net	317.1	64.6	(12.7)	(a	)	369.0
Goodwill	661.8	–	996.3	(c	)	1,658.1
Other intangible assets, net	357.3	4.0	996.0	(c	)	1,357.3
Long-term investments	725.8	136.5	(25.4)	(a	)	836.9
Restricted cash, cash equivalents and investments	213.3	2.6	(0.2)	(a	)	215.7
Other assets	4.4	5.4	(2.7)	(a	)	7.1
Assets of discontinued operations	214.5	–	–			214.5

Total Assets	$9,671.4	$1,365.6	$1,718.3			$12,755.3

Liabilities and Stockholders’ Equity
Current Liabilities:
Medical benefits payable	$2,210.3	$466.8	$–			$2,677.1
Unearned premiums	592.9	26.6	–			619.5
ACA industry fee liability	326.1	65.2	–			391.3
Accounts payable and accrued expenses	550.1	123.1	76.9	(a	),(f)	750.1
Funds payable for the benefit of members	1,612.2	109.9	–			1,722.1
Other payables to government partners	388.2	–	–			388.2
Short-term debt	–	104.9	(104.9)	(a	)	–

Total current liabilities	5,679.8	896.5	(28.0)			6,548.3
Deferred income tax liability, net	71.5	–	–			71.5
Long-term debt, net	1,183.0	117.7	1,047.2	(a	),(d),(e)	2,347.9
Other liabilities	20.2	5.8	(2.2)	(a	)	23.8
Liabilities of discontinued operations	214.5	–	–			214.5

Total Liabilities	7,169.0	1,020.0	1,017.0			9,206.0
Commitments and contingencies (2)

Unaudited Pro Forma Condensed Combined Balance Sheet (continued) As of March 31, 2018 (In millions, except shares)
	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)			Pro Forma Combined
Stockholders’ Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–	–			–
Common stock, $0.01 par value (3)	0.4	–	0.1			0.5
Paid-in capital	583.4	–	1,066.9	(e	)	1,650.3
Retained earnings	1,929.2	–	(20.1)	(f	)	1,909.1
Accumulated other comprehensive loss	(10.6)	–	–			(10.6)

Total Stockholders’ Equity	2,502.4	–	1,046.9			3,549.3

Net Assets		$345.6	$(345.6)	(g	)

Total liabilities and stockholders’ equity	$9,671.4	$1,365.6	$1,718.3			$12,755.3

(1) -	Certain reclassifications have been made to conform to WellCare’s financial statement classifications.
(2) -	Refer to Note 13—Commitments and Contingencies to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2018.
(3) -

On a historical basis, common stock information of the Company is as follows: 100,000,000 shares authorized, 44,753,235 shares issued and outstanding at March 31, 2018. On a pro forma combined basis, common stock information is as follows: 100,000,000 shares authorized; 48,703,249 shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 7—Balance Sheet Pro Forma Adjustments.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

1. Description of Transaction

Meridian Acquisition

In May 2018, our subsidiary, WellCare Management, entered into a definitive transaction agreement (the “Acquisition Agreement”) with Caidan Management Company, LLC, MeridianRx, LLC, Caidan Holding Company (collectively, the “Meridian Group”), and Caidan Enterprises, Inc. (the “Seller”). On the terms and subject to the conditions set forth in the Acquisition Agreement, we will acquire the Meridian Group (including Meridian Health Plan of Illinois, Inc. and Meridian Health Plan of Michigan, Inc.) from the Seller for an aggregate purchase price of $2.5 billion in cash, subject to a possible purchase price reduction of up to $100 million and other customary purchase price adjustments (the “Meridian Acquisition”). The Meridian Acquisition is expected to close in the next few months.

The consummation of the Meridian Acquisition is subject to customary conditions, including (i) the absence of a material adverse effect on the Meridian Group, (ii) the receipt of specified approvals under state insurance and healthcare laws and regulations, in each case, without imposing a burdensome condition, (iii) the accuracy of the representations and warranties of the parties (generally subject to a customary material adverse effect standard), (iv) the absence of governmental restrictions on the consummation of the Meridian Acquisition, (v) material compliance by the parties with their respective covenants and agreements under the Acquisition Agreement and (vi) completion of a pre-closing restructuring by the Seller to exclude certain assets and liabilities unrelated to the Meridian Group’s pharmacy benefits management and health care plans.

The Acquisition Agreement contains certain termination rights, including the right of either party to terminate the Acquisition Agreement if the consummation of the Meridian Acquisition has not occurred on or before January 31, 2019, subject to an approximately 90 day extension if all conditions to closing of the Meridian Acquisition have been satisfied or waived other than the conditions relating to antitrust or regulatory approvals (the “Termination Date”). If the Acquisition Agreement is terminated because the Meridian Acquisition has not been consummated by the Termination Date and all conditions precedent to our obligation to consummate the Meridian Acquisition have otherwise been satisfied except for obtaining certain of the required antitrust or regulatory approvals, then we will be required to pay the Seller a termination fee of $50 million. If the Acquisition Agreement is terminated by the Seller because we have failed to consummate the Meridian Acquisition within five business days of being required to do so, then we will be required to pay the Seller a termination fee of $100 million.

Acquisition Financing Transactions

In connection with the Meridian Acquisition and this offering, (i) we are offering $700.0 million aggregate principal amount of new senior unsecured notes (the “New Notes”) in a private placement to certain qualified institutional investors and non-U.S. persons, (ii) we increased our borrowing capacity under our revolving credit facility from $1.0 billion to $1.3 billion (the “New Revolving Credit Facility”) and extended the maturity date for borrowings thereunder from January 2021 to July 2023 and (iii) we intend to draw approximately $380.0 million under the new New Revolving Credit Facility. We refer to this offering, the New Notes offering and the draw under the New Revolving Credit Facility as the “Acquisition Financing Transactions.”

We intend to fund the Meridian Acquisition through a combination of cash on hand and the proceeds from the Acquisition Financing Transactions. See “Use of Proceeds.”

The consummation of the Meridian Acquisition is not subject to any financing condition, including the closing of any of the Acquisition Financing Transactions. In addition, this offering is not conditioned on the closing of the Meridian Acquisition or any of the other Acquisition Financing Transactions. We cannot assure you that the Meridian Acquisition will be consummated on the terms described herein or at all. If the Meridian Acquisition is not consummated, we intend to use the net proceeds of this equity offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering. In the event that the Meridian Acquisition is not consummated on or prior to the Outside Date, or the Transaction Agreement is terminated any time prior thereto other than as a result of consummating the Meridian Acquisition, we will be required to redeem in whole and not in part the outstanding New Notes on the special mandatory redemption date at a redemption price equal to 100% of the aggregate principal amount of the New Notes, plus accrued and unpaid interest to but not including the special mandatory redemption date.

We cannot assure you that we will be able to consummate the Meridian Acquisition on a timely basis or at all. For a discussion of risks related to the Meridian Acquisition, see Item 1A. of Part II of our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of WellCare and the Meridian Group. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Meridian Acquisition is completed at the then-current market price.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the Meridian Acquisition, primarily at their respective fair values and added to those of the Company. Our financial statements and reported results of operations issued after completion of the Meridian Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of the Meridian Group.

Under ASC 805, transaction-related expenses (e.g., advisory, legal, accounting, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction expenses expected to be incurred are estimated to be approximately $75 million to $85 million. Those expenses are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accounts payable and accrued expenses, with the related tax benefits reflected as an increase in other current assets and the after tax effect presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of any anticipated cost savings following completion of the Meridian Acquisition. These potential cost savings opportunities are expected to arise from network and medical management savings, as well as administrative cost savings. The unaudited pro forma condensed combined financial statements do not reflect projected pretax integration-related expenses associated with the projected cost savings or any restructuring costs.

3. Accounting Policies

At completion of the Meridian Acquisition, we will review the Meridian Group’s accounting policies to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material effect on the combined financial statements. At this time, we are not aware of any differences that would have a material effect on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no material differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

For pro forma purposes, it is assumed that on the terms and subject to the conditions set forth in the Acquisition Agreement, we will acquire the Meridian Group from the Seller for an aggregate purchase price of $2.5 billion in cash, however, we note that such aggregate purchase price is subject to a possible purchase price reduction of up to $100 million and other customary purchase price adjustments.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by the Company in the Meridian Acquisition, reconciled to the estimate of total consideration expected to be transferred:

As of March 31, 2018
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$507.7
Less: historical intangible assets	(4.0)

Adjusted book value of net assets acquired	$503.7
Goodwill (a)	$996.3
Identified intangible assets(b)	1,000.0
Adjustment to Property, equipment and capitalized software, net(c)	—

Consideration transferred	$2,500.0

(a)

Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)

As of completion of the Meridian Acquisition, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. Under the Hart-Scott-Rodino Antitrust Improvements Act and other relevant laws and regulations, there are significant limitations on our ability to obtain specific information about the Meridian Group intangible assets prior to completion of the Meridian Acquisition.

At this time, we do not have sufficient information as to the amount, timing and risk of cash flows of all of the Meridian Group’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, the Meridian Group’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of the Meridian Group’s identifiable intangible assets and their weighted-average useful lives have been estimated at $1.0 billion and 11 years, respectively. The identifiable intangible assets resulting from our acquisitions typically include provider networks, broker networks, trademarks, state contracts, licenses and permits. We amortize other intangible assets over their estimated useful lives ranging from approximately one to 15 years.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once we have full access to information about the Meridian Group’s intangible assets, additional insight will be gained that could affect (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Meridian Acquisition. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Meridian Group intangible assets and/or to the estimated weighted-average useful lives from what was assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to the Company’s estimate of associated amortization expense.

(c)

As of completion of the Meridian Acquisition, property, equipment and capitalized software is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. We do not have sufficient information at this time as to the specific nature, age, condition or location of Meridian Group’s property, equipment and capitalized softer and we do not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, we have assumed that the current Meridian Group book values represent the best estimate of fair value. This estimate is preliminary and subject to change and could vary materially from the actual value on the date the Meridian Acquisition is completed.

6. Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1—Description of Transaction; Note 2—Basis of Presentation; Note 4—Estimate of Consideration Expected to be Transferred; and Note 5—Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a) To eliminate the results of Meridian Group operations not acquired in the Meridian Acquisition:

	Year ended December 31, 2017	Three months ended March 31, 2018	LTM ended March 31, 2018
Total revenues	$(5.8)	$(1.0)	$(5.6)
Expenses	(26.1)	(5.0)	(26.8)
Income before income taxes	20.3	4.0	21.2
Net Income	$18.7	$4.0	$19.5

(b) To record estimated intangible asset amortization expense:

	Year ended December 31, 2017	Three months ended March 31, 2018	LTM ended March 31, 2018
Estimated intangible asset amortization expense (*)	$90.9	$22.7	$90.9

(*)	Assumes an estimated $1.0 billion of finite-lived intangibles and a weighted average amortization period of 11 years (Refer to Note 5—Estimate of Assets to be Acquired and Liabilities to be Assumed ).

(c) The Company estimates the following adjustments to interest expense associated with debt incurred to finance the Meridian Acquisition:

•

Additional interest expense of approximately $55.9 million, $14.4 million and $56.9 million for the year ended December 31, 2017, the three months ended March 31, 2018, and the LTM ended March 31, 2018, respectively. The additional interest expense is based on approximately $700.0 million of long term fixed-rate indebtedness and approximately $480.0 million of borrowings under the New Revolving Credit Facility the Company expects to incur to finance a portion of the Meridian Acquisition and to pay related fees and expenses. The calculation of interest expense on the long-term indebtedness assumes an eight year maturity and an estimated annual interest rate of approximately 6.0%. Additionally, the calculation of interest expense on the New Revolving Credit Facility assumes an estimated weighted average annual interest rate of approximately 3.0%.

•

If interest rates were to increase or decrease by approximately 0.5% from the rates assumed in estimating our pro forma adjustments to interest expense, or the the amount of indebtedness incurred increased or decreased by approximately $250.0 million, the effect on pro forma interest expense would be as follows:

	Year ended December 31, 2017	Three months ended March 31, 2018	LTM ended March 31, 2018
0.5% increase/decrease in interest rates
Fixed rate debt	$3.5	$0.8	$3.5
New Revolving Credit Facility	$2.4	$0.6	$2.4
$250.0 million increase/decrease in indebtedness
Fixed rate debt	$15.0	$3.7	$15.0
New Revolving Credit Facility	$7.2	$2.1	$7.8

•

Additional interest expense of approximately $2.2 million, $0.5 million and $2.2 million for the year ended December 31, 2017, the three months ended March 31, 2018, and the LTM ended March 31, 2018, respectively. The additional interest expense is related to the amortization of debt issuance costs associated with the long-term indebtedness and New Revolving Credit Facility we expect to incur to finance a portion of the Meridian Acquisition and to pay related fees and expenses. Issuance costs related to such long-term indebtedness and New Revolving Credit Facility are assumed to be amortized over an estimated weighted average term of approximately 5 years.

(d) The Company assumed blended tax rates of 35% and 37% for 2018 and 2017, respectively, when estimating the tax effect of the acquisition, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(e) The Company estimates increased basic and diluted shares outstanding of 3,950,014 for the year ended December 31, 2017, the three months ended March 31, 2018, and the LTM ended March 31, 2018, related to equity issued to finance a portion of the Meridian Acquisition, assuming approximately $1.1 billion is issued at $278.48 per share (closing stock price on August 2, 2018).

The shares calculated above and those used in the unaudited pro forma condensed combined statements included herein are based on the assumed stock price of $278.48 per share. The table below depicts a sensitivity analysis assuming a $5.00 and $10.00 increase or decrease of the closing price of WellCare stock and the resulting estimated shares to be issued at the adjusted stock price as well as the corresponding approximate pro forma diluted earnings per share.

	Sensitivity Analysis
Assumed stock price (in dollars)	$268.48	$273.48	$283.48	$288.48
Corresponding number of shares to be issued	4,097,139	4,022,232	3,880,344	3,813,089

Corresponding diluted earnings per common share (in dollars)
Year Ended December 31, 2017
Diluted earnings per common share	$7.20	$7.21	$7.23	$7.24
Three Months Ended March 31, 2018
Diluted earnings per common share	$1.91	$1.91	$1.92	$1.92
LTM Ended March 31, 2018
Diluted earnings per common share	$7.84	$7.86	$7.88	$7.89

7. Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1—Description of Transaction; Note 2—Basis of Presentation; Note 4—Estimate of Consideration Expected to be Transferred; and Note 5—Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)         To eliminate assets of the Meridian Group that are not acquired in the Meridian Acquisition and liabilities of the Meridian Group that are not assumed in the Meridian Acquisition:

As of March 31, 2018
Assets
Cash	$(13.9)
Investments, including restricted investments	(33.5)
Property, equipment and capitalized software, net	(12.7)
Other assets	(5.7)

Total Assets	$(65.8)
Liabilities
Accounts payable and accrued expenses	$(5.3)
Short-term debt	(104.9)
Long-term debt	(117.7)

Total Liabilities	$(227.9)

Total, net	$162.1

(b)         Assumes $300 million of the Company’s cash on hand will be used to partially fund the Meridian Acquisition.

(c)         To adjust goodwill and intangible assets to an estimate of acquisition-date goodwill and intangible assets:

Eliminate the Meridian historical goodwill and intangible assets	$(4.0)
Estimated transaction goodwill	$996.3
Estimated transaction intangible assets	$1,000.0

(d)         Assumes approximately $700.0 million of long-term indebtedness and approximately $480.0 million of borrowings under the New Revolving Credit Facility are used to finance a portion of the Meridian Acquisition and to pay related fees and expenses, including debt issuance costs, of approximately $15.1 million.

(e)         Assumes approximately $1,067.0 million of net proceeds from the issuance and sales of equity securities are used to finance a portion of the Meridian Acquisition, and to pay related fees and expenses, including equity issuance costs, of approximately $33.0 million.

(f)         To record estimated transaction-related expenses:

•

Total transaction-related expenses estimated to be incurred by the Company are approximately $31.9 million and are recorded as an increase to accounts payable and accrued expenses. These transaction-related expenses are not included in the pro forma condensed combined statements of operations.

•	Estimated current tax asset for transaction-related expenses of approximately $11.8 million.

•	Retained earnings adjustment for the after-tax transaction-related expenses incurred of approximately $20.1 million.

(g)         To eliminate the Meridian Group’s historical net assets of $345.6 million.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $1,164.0 million, assuming no exercise of the underwriters’ option to purchase additional shares. As further described in the table and accompanying footnotes below, we intend to use the net proceeds from this offering, together with cash on hand, proceeds from the New Notes offering and borrowings under our New Revolving Credit Facility, all as further described in this prospectus supplement, to finance the consummation of the Meridian Acquisition and the other transactions contemplated by the Acquisition Agreement, including amounts payable thereunder, and pay related fees, costs, premiums and expenses in connection with these transactions. Any remaining balance of the net proceeds will be used for general corporate purposes.

To the extent we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest bearing investments.

Subject to the satisfaction of certain closing conditions, including, among others, receipt of certain regulatory approvals, we expect the closing of the Meridian Acquisition to occur in the next few months.

The consummation of the Meridian Acquisition is not subject to any financing condition, including the closing of any of the Acquisition Financing Transactions.

In addition, this offering is not conditioned on the closing of the Meridian Acquisition or any of the other Acquisition Financing Transactions. We cannot assure you that the Meridian Acquisition will be consummated on the terms described herein or at all. If the Meridian Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering.

The table below sets forth the estimated sources and uses of funds in connection with the Meridian Acquisition and the Acquisition Financing Transactions assuming they occurred on June 30, 2018. Actual amounts will vary from the estimated amounts shown below depending on several factors, including, among others, any purchase price adjustments, the success and proceeds of this offering and the New Notes offering, and differences from our estimated fees and expenses. You should read the following together with the information included under the headings “Summary—Summary WellCare Historical and Unaudited Pro Forma Condensed Combined Financial Information,” “The Meridian Acquisition and Related Financings” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus supplement.

Sources	Amount(1)	Uses	Amount
(in millions)
Cash	$300.0	Equity purchase price	$2,500.0
Borrowings under New Revolving Credit Facility	380.0	Fees, costs and expenses(2)	80.0
New Notes	700.0
Common Stock offered hereby	1,200.0

Total sources	$2,580.0	Total uses	$2,580.0

(1)

In connection with the Meridian Acquisition and this offering, we are offering $700.0 million aggregate principal amount of New Notes in a private placement and we intend to draw approximately $380.0 million under our New Revolving Credit Facility. The amounts shown exclude any initial purchasers’ discount for the New Notes. Additionally, the amounts shown exclude any underwriters’ discount for the common stock offered hereby.

(2)	Represents estimated fees, costs and expenses associated with the Meridian Acquisition and the Acquisition Financing Transactions, excluding any underwriters’ or initial purchasers’ discount.

Certain of the underwriters in this offering or their affiliates serve as agents and/or lenders under our New Revolving Credit Facility and may act as initial purchasers for the New Notes and will be entitled to customary fees in connection therewith.

This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the New Notes. The New Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

MARKET PRICE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “WCG.” The table sets forth, for the periods indicated below, the high and low sales prices per share of our common stock as reported by Bloomberg.

	High	Low
2016
First Quarter	$95.01	$69.16
Second Quarter	$110.81	$86.75
Third Quarter	$117.62	$102.97
Fourth Quarter	$141.88	$113.34
2017
First Quarter	$151.93	$133.21
Second Quarter	$184.88	$139.13
Third Quarter	$184.88	$162.34
Fourth Quarter	$213.97	$162.25
2018
First Quarter	$221.75	$187.06
Second Quarter	$247.94	$188.32
Third Quarter (through August 3, 2018)	$278.48	$246.83

On August 3, 2018, the closing price of our common stock as reported by Bloomberg was $275.64 per share. As of August 3, 2018, we had 15 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. The number of record holders also does not include stockholders whose shares may be held in trust by other entities.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representative of the underwriters. We have entered into an underwriting agreement with SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
SunTrust Robinson Humphrey, Inc.	1,177,359
J.P. Morgan Securities LLC	1,177,359
Goldman Sachs & Co. LLC	520,755
Wells Fargo Securities, LLC	520,755
Merrill Lynch, Pierce, Fenner & Smith Incorporated	452,830
MUFG Securities Americas Inc.	452,830
BTIG, LLC	226,414

Total	4,528,302

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares (other than those covered by the underwriters’ option to purchase additional shares). The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $4.293 per share. After the public offering of the shares of common stock to the public, the offering price and other selling terms may be changed by the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 679,245 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $7.155 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without exercise of Underwriters’ option	With full exercise of Underwriters’ option
Per Share	$7.155	$7.155
Total	$32,400,000.81	$37,259,998.79

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $3.6 million. We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, Inc. in an amount up to $20,000.

In addition, we have granted SunTrust Robinson Humphrey, Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc., U.S. Bancorp Investments, Inc., The Huntington Investment Company and Hancock Whitney Investment Services, Inc. the right to participate in future public or private offerings of securities by us, subject to certain limitations.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Subject to certain exceptions, we have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any such transaction described in (i) or (ii) is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus supplement.

Our directors and executive officers will enter into lock-up agreements with the underwriters prior to the completion of this offering pursuant to which each of these persons, subject to certain exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that underwriters may be required to make in that respect.

Our common stock is listed on the New York Stock Exchange under the symbol “WCG.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the underwriters that sold those shares as part of this offering may be required to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the New York Stock Exchange prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the New York Stock Exchange no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. From time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain of the underwriters in this offering or their affiliates serve as agents and/or lenders under our New Revolving Credit Facility and may act as initial purchasers for the New Notes and will be entitled to customary fees in connection therewith. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the financing of the proposed Meridian Acquisition and other related transactions, we entered into the Amended and Restated Commitment Letter with certain of the underwriters and/or their respective affiliates providing, in part, for the Bridge Facility (as defined therein). Such underwriters and/or the applicable affiliates thereof will receive customary commitment fees in connection with their respective commitments under the Bridge Facility and, in the event that any borrowings are made under the Bridge Facility, certain additional funding and other fees.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any common stock which is the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the follow exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are ‘‘qualified investors’’ (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the ‘‘Order’’), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as ‘‘relevant persons’’). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

No shares have been offered or sold, and no shares may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or to “professional investors” as defined in the Securities and

Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the shares has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares will be required, and is deemed by the acquisition of the shares, to confirm that he is aware of the restriction on offers of the shares described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any shares in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be issued, circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)

to an institutional investor under Section 274 or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(b)	where no consideration is or will be given for the transfer; or

(c)	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. The underwriters are being represented in connection with this offering by Latham  & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of WellCare Health Plans, Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and the effectiveness of WellCare Health Plans, Inc.’s internal control over financial reporting as of December 31, 2017, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. Such consolidated financial statements and financial statement schedules have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Caidan Enterprises, Inc. as of and for the year ended December 31, 2017, and the effectiveness of Caidan Enterprises, Inc.’s internal control over financial reporting as of December 31, 2017, incorporated by reference in this prospectus supplement, have been audited by Plante  & Moran, PLLC, independent auditors, as stated in their report incorporated by reference herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.wellcare.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus.

We “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below, which we have previously filed with the SEC, are incorporated by reference; provided, however, that we are not incorporating any information that is deemed, under SEC rules, to have been furnished rather than filed:

•

our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 16, 2018 (our “Annual Report”), and portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2018, incorporated by reference therein;

•

our Quarterly Report on Form 10-Q for the period ended March 31, 2018, filed with the SEC on May 1, 2018, and our Quarterly Report on Form 10-Q for the period ended June 30, 2018, filed with the SEC on July 31, 2018 (our “Second Quarter Report”); and

•	our Current Reports on Form 8-K filed with the SEC on May 24, 2018, May 29, 2018 (with respect to Items 1.01 and 9.01), July 24, 2018 and August 6, 2018 (with respect to Items 8.01 and 9.01).

We also incorporate by reference into this prospectus supplement all documents (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and until this offering is completed, shall be deemed to be incorporated by reference in this prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

WellCare Health Plans, Inc.

8735 Henderson Road

Renaissance One

Tampa, Florida 33634

(813) 290-6200

Attn: Investor Relations Department

Prospectus

Common stock

Preferred stock

Depositary shares

Warrants

Securities purchase contracts

Units

Debt securities

WellCare Health Plans, Inc. may offer and sell, from time to time, in one or more offerings, any combination of the following securities: common stock, preferred stock, depositary shares, warrants, securities purchase contracts, units and debt securities in amounts, at initial prices, and on terms determined at the time of offering.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will provide by supplements to this prospectus the specific terms and manner of offering of the securities that we actually offer. These prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that describes the terms and manner of offering of those securities.

We may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on The New York Stock Exchange, or NYSE, under the symbol “WCG.”

Our principal executive office is located at 8725 Henderson Road, Renaissance One, Tampa, Florida 33634 and our telephone number is (813) 290-6200.

You should read this entire prospectus, the documents that are incorporated by reference into this prospectus and any prospectus supplement carefully before you invest in us.

Investing in the securities involves risks. See “Risk Factors,” beginning on page 2 and, if applicable, any risk factors described in any accompanying prospectus supplement and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 5, 2015.

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the nature of the persons offering securities and the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

We have provided you only with the information contained in this prospectus, including information incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of securities is not permitted. You should not assume that the information included in this prospectus, any applicable prospectus supplement, or the documents incorporated by reference herein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference into this prospectus, before making an investment decision.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to WellCare Health Plans, Inc.

Risk factors

Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference into this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our securities, as well as the information relating to us identified herein in “Cautionary Statement Concerning Forward-Looking Statements”, before making an investment decision. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and the securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

Incorporation of certain information by reference

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 17, 2015 (File No. 001-32209);

•

our Quarterly Report on Form 10-Q for the period ended March 31, 2015 filed on May 7, 2015, our Quarterly Report on Form 10-Q for the period ended June 30, 2015 filed on August 5, 2015 and our Quarterly Report on Form 10-Q for the period ended September 30, 2015 filed on November 5, 2015;

•

our Current Reports on Form 8-K filed with the SEC on January 21, 2015, March 4, 2015, March 5, 2015, March 23, 2015, May 11, 2015, May 12, 2015, May 18, 2015, May 28, 2015, June 1, 2015, July 8, 2015, and September 10, 2015; and

•

our Registration Statement on Form 8-A filed with the SEC on June 9, 2004 (File No. 001-32209), which incorporates by reference the description of our common stock from our Registration Statement on Form S-1 (File. No. 333-112829), and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until all of the securities to which this prospectus relates have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into a particular filing, by requesting them in writing, by telephone or via the Internet at:

WellCare Health Plans, Inc.

8725 Henderson Road

Renaissance One

Tampa, Florida 33634

(813) 290-6200

Attn: Investor Relations Department

Internet Website: www.wellcare.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF, AND IS NOT INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS.

Forward-looking statements

Statements contained in this prospectus and any accompanying prospectus supplement, together with other documents and information incorporated by reference into this prospectus, which are not historical fact may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act, and we intend such statements to be covered by the safe harbor provisions for forward-looking statements contained therein. Such statements may address, among other things, our financial outlook, the timing of the launch of new programs, rate changes, market acceptance of our products and services, our ability to finance growth opportunities, our ability to respond to changes in laws and government regulations, implementation of our growth strategies, projected capital expenditures, liquidity and the availability of additional funding sources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “targets,” “predicts,” “potential,” “continues” or the negative of such terms or other comparable terminology. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. You are cautioned that forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These forward-looking statements are inherently susceptible to uncertainty and changes in circumstances, as they are based on management’s current expectations and beliefs about future events and circumstances. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Given the risks and uncertainties inherent in forward-looking statements, any of our forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements. Subsequent events and developments may cause actual results to differ, perhaps materially, from our forward-looking statements. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Our actual results may differ materially from those indicated by forward-looking statements as a result of various important factors including the expiration, cancellation, delay, suspension or amendment of our state and federal contracts. In addition, our results of operations and estimates of future earnings depend, in large part, on accurately estimating and effectively managing health benefits and other operating expenses. A variety of factors, including the outcome of any protests related to Medicaid awards, competition, changes in health care practices, changes in the demographics of our members, higher than expected utilization of health care services by our members, changes in federal or state laws and regulations or their interpretations, inflation, provider contract changes, changes in or suspensions or terminations of our contracts with government agencies, new technologies, such as new, expensive hepatitis C medications, potential reductions in Medicaid and Medicare revenue, our ability to negotiate actuarially sound rates, especially in new programs with limited experience, government-imposed surcharges, taxes or assessments, changes to how provider payments are made by governmental payors, the ability of state customers to launch new programs on their announced timelines, major epidemics, disasters and numerous other factors affecting the delivery and cost of health care, such as major health care providers’ inability to maintain their operations and our ability to implement medical expense initiatives, ability to control our medical costs, including through our vendors, and other operating expenses may affect our premium revenue, medical expenses, profitability, cash flows and liquidity. Governmental action or inaction could result in premium revenues not increasing to offset any increase in medical costs, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) industry fee or other operating expenses. Once set, premiums are generally fixed for one-year periods and, accordingly, costs that exceed our estimates or our regulators’ actuarial pricing assumptions during such periods generally may not be able to be recovered through higher premiums or rate adjustments. Furthermore, if we are unable to estimate accurately incurred but not reported medical costs or premium deficiency reserves in the current period, our future profitability may be adversely affected. Due to these factors and risks, we cannot provide any assurance regarding our future premium levels or our ability to control our future medical costs.

In addition, the risks and uncertainties include, but are not limited to, our progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, delivering prudent, profitable growth, and achieving service excellence, our ability to effectively estimate and manage growth, our ability to address operational challenges relating to new business, including, but not limited to, our ability to meet the requirements of readiness reviews, our ability to effectively execute and integrate acquisitions and the performance of our acquisitions once acquired. Due to these factors and risks, we may be required to write down or take further impairment charges of assets associated with acquisitions. Furthermore, at both the federal and state government levels, legislative and regulatory proposals have been made related to, or potentially affecting, the health care industry, including, but not limited to, limitations on managed care organizations, including changes to membership eligibility, benefit mandates, and reform of the Medicaid and Medicare programs. Any such legislative or regulatory action, including benefit mandates or reform of the Medicaid and Medicare programs, could have the effect of reducing the premiums paid to us by governmental programs, increasing our medical and administrative costs or requiring us to materially alter the manner in which we operate. We are unable to predict the specific content of any future legislation, action or regulation that may be enacted or when any such future legislation or regulation will be adopted. Therefore, we cannot predict accurately the effect or ramifications of such future legislation, action or regulation on our business. We also may be unable to comply with the terms of our Corporate Integrity Agreement, which could result in monetary penalties or exclusion from participating in federal health care programs.

For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus, and, to the extent applicable, our Quarterly Reports on Form 10-Q and the accompanying prospectus supplement.

Our company

Through our licensed subsidiaries, as of September 30, 2015, we operated our Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Kentucky, Missouri, New Jersey, New York and South Carolina through our licensed subsidiaries. We also operated our Medicare Advantage, or MA, coordinated care plans, or CCPs, administered through our health maintenance organizations, or HMO, and insurance subsidiaries, in Arkansas, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Louisiana, Kentucky, Mississippi, New Jersey, New York, South Carolina, Tennessee and Texas, as well as a stand-alone Medicare prescription drug plan, or PDP, in 49 states and the District of Columbia. We believe that our broad range of experience and exclusive government focus allows us to effectively serve our members, partner with our providers and government clients, and efficiently manage our ongoing operations.

All of our Medicare plans are offered under the WellCare name, for which we hold a federal trademark registration, with the exception of our Hawaii CCP, which we offer under the name ‘Ohana. Conversely, we offer our Medicaid plans under a number of brand names depending on the state, consisting of the Staywell and HealthEase brands in Florida, the ‘Ohana brand in Hawaii, the Harmony brand name in Illinois and the WellCare brand name in Georgia, Kentucky, New York and Ohio.

We were formed as a Delaware limited liability company in May 2002 to acquire our Florida, New York and Connecticut health plans. The acquisition of the health plans was completed through two concurrent transactions in July 2002. In July 2004, immediately prior to the closing of our initial public offering, the limited liability company was merged into a Delaware corporation and we changed our name to WellCare Health Plans, Inc.

Our principal executive offices are located at 8725 Henderson Road, Renaissance One, Tampa, Florida 33634, and our telephone number is (813) 290-6200. We maintain a website at www.wellcare.com. The information on our website is not incorporated by reference into, and you must not consider the information to be, a part of this prospectus.

Use of proceeds

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities by us to provide additional funds for general corporate purposes, which may include:

•	reducing or refinancing debt;

•	funding investments in, or extensions of credit to, our subsidiaries;

•	financing acquisitions;

•	working capital; and

•	redeeming outstanding securities.

Pending such use, we may temporarily invest net proceeds in highly liquid assets.

Consolidated ratios of earnings to fixed charges

We have computed our ratio of earnings to fixed charges for each of our fiscal years ended December 31, 2010, 2011, 2012, 2013 and 2014 and for the nine months ended September 30, 2015. The computation of earnings to fixed charges is set forth on Exhibit 12.1 to the Registration Statement of which this prospectus forms a part. If we offer preference equity securities under this prospectus, then we will, if required at that time, provide a ratio of combined fixed charges and preference dividends to earnings in the applicable prospectus supplement for such offering.

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. In accordance with Item 503(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), for purposes of calculating the ratio of earnings to fixed charges: (a) fixed charges represents interest expense, amortization of debt costs and the portion of rental expense representing the interest factor; and (b) earnings represents the aggregate of income from continuing operations (before adjustment for income taxes) and fixed charges.

Our ratios of earnings to fixed charges are set forth below for the periods indicated:

	Year ended December 31,						Nine months ended September 30, 2015
	2010		2011	2012	2013	2014

Ratio of earnings to fixed charges	(a	)	58.66	63.60	21.33	5.29	8.36

(a)

The ratio coverage was less than 1:1. For the year ended December 31, 2010, we would have needed to generate additional earnings of $72.9 million as earnings were inadequate to cover fixed charges as a result of investigation-related litigation and other resolution costs.

Description of common stock

The following description sets forth certain general terms of the common stock to which a prospectus supplement may relate. The following description of our common stock and provisions of our certificate of incorporation and bylaws are only summaries. For a complete statement of the terms and rights of our common stock, you should review the description of our common stock in the Form 8-A, which we have incorporated by reference, our amended and restated certificate of incorporation, as amended to date, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to as our bylaws, which we have filed as exhibits to the registration statement of which this prospectus is a part, and Delaware corporate law.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or conversion rights nor additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. Any shares issued pursuant to this prospectus will be fully paid and nonassessable.

Our certificate of incorporation, as amended, provides that we may issue up to 100,000,000 shares of common stock, par value $0.01 per share. As of October 30, 2015, there were 44,105,080 shares of our common stock outstanding.

Delaware anti-takeover law and provisions in our charter and bylaws

Delaware anti-takeover statute.    We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for the purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subject to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation’s voting stock.

Certificate of incorporation.    Our certificate of incorporation provides that:

•

our board of directors may issue, without further action by the stockholders, up to 20,000,000 shares of undesignated preferred stock, and our board of directors has broad power to establish the rights and preferences of such undesignated preferred stock, making it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences;

•	any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

•	only the majority of our whole board of directors or our chief executive officer may call a special meeting of stockholders;

•

our bylaws may be amended upon the affirmative vote of the holders of 66-2/3% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class;

•	our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval;

•	vacancies on the board, including newly-created directorships, can be filled for the remainder of the relevant term by a majority of the directors then in office;

•

our directors are elected annually and serve for one-year terms until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified or until his or her earlier death, resignation or removal, and cumulative voting in the election of directors is not permitted;

•

subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time with or without cause at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all our shares entitled to vote generally in the election of directors, voting together as a single class;

•

our directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

•	we must indemnify our directors and officers to the fullest extent authorized by Delaware law;

•

expenses (including attorneys’ fees, costs and charges) incurred by our directors or officers in defending a proceeding shall be paid by us in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by us as authorized in our certificate of incorporation;

•

certain provisions in our certificate of incorporation can only be amended or repealed by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, including the provisions governing the board of directors, limitation of liability, indemnification, actions and special meetings of stockholders and amendment of the certificate of incorporation;

•

unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following actions: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of a breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the

Company arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws (as either may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine.

Bylaws.    Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice to us in writing. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely notice from the stockholder must be received: not earlier than 120 days prior to the annual meeting of stockholders; and not later than 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was made public.

In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received: not later than on the tenth day following the day on which the notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders. In addition, our certificate of incorporation permits our board of directors to amend or repeal our bylaws by majority vote, while the amendment or repeal of our bylaws by the stockholders requires the affirmative vote of at least 66-2/3% of the voting power of all our shares entitled to vote, voting together as a single class.

The provisions in our certificate of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of WellCare. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of WellCare that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of WellCare. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of WellCare. They also may have the effect of preventing changes in our management.

Transfer agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “WCG.”

Description of preferred stock

The following outlines some of the provisions of the preferred stock that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC in connection with the public offering of any preferred stock.

General

Under our certificate of incorporation, our board of directors is authorized, without stockholder approval, to adopt resolutions providing for the issuance of up to 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series.

For each series of preferred stock the board of directors may fix the voting powers, designations, preferences and relative participating, optional or other rights, if any, and any qualifications, limitations and restrictions of the series. The board will fix these terms by resolution adopted before we issue any shares of the series of preferred stock. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series.

In addition, as described under “DESCRIPTION OF DEPOSITARY SHARES,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by the board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our certificate of incorporation.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased, but not below the number of shares of that series then outstanding, by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class. No separate vote of the holders of any series of preferred stock is required for an increase or decrease in the number of authorized shares of that series.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock and each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to complete an acquisition of us without negotiating with our board.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holders’, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date of shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Liquidation preference

In the event of our liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

Transfer agent and registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

Governing law

The preferred stock will be governed by Delaware law.

Description of depositary shares

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement which we will file with the SEC in connection with any issuance of depositary shares.

Description of depositary shares

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share, or multiple shares, of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share, or multiple shares, of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of preferred stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and other distributions

The depositary will pay to holders of depositary shares the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of depositary shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary upon redemption of the preferred stock. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Voting the preferred stock

Upon receipt of notice of any meeting at which the holders of preferred stock represented by depositary shares are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as instructed by the holder. We will take all reasonable actions requested by the depositary in order to enable it to vote as a holder has instructed. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares or may vote them proportionately with instructions received.

Conversion or exchange

If the prospectus supplement relating to the depositary shares states that the deposited preferred stock is convertible or exercisable or exchangeable, the following will apply. The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and termination of the deposit agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges, other than any change in the fees of any depositary registrar or transfer agent, or prejudices an important right of holders, it will become effective only with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of depositary and expenses

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Limitations on our obligations and liability to holders of depositary receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	we and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	we and the depositary will not be liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	we and the depositary will not be liable if either of us exercises discretion permitted under the deposit agreement;

•

we and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•

we and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we and the depositary believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary will agree to indemnify each other under certain circumstances.

Resignation and removal of depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

Form of preferred stock and depositary shares

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under “LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE.” All preferred stock will be issued in registered form.

We will issue depositary shares in book-entry form, to the same extent as we describe above for preferred stock. Depositary shares will be issued in registered form.

Description of warrants

General

We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further material terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement which we will file with the SEC in connection with any issuance of warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which we will issue the warrants;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether we will issue the warrants in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock or for depositary shares will not have any rights of holders of the preferred stock, common stock or depositary shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or depositary shares purchasable upon such exercise.

Exercise of warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of rights; governing law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

Description of securities purchase contracts

This section describes the general terms of the securities purchase contracts that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract. The prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts described in this prospectus.

Stock purchase contracts

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the general terms of any stock purchase contracts or stock purchase units, as well as any material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units. We will file with the SEC as exhibits to a report on Form 8-K forms of any stock purchase contracts to be issued either separately or as a part of stock purchase units.

Debt purchase contracts

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The debt purchase contracts may be issued separately or as a part of units consisting of debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the general terms of: (a) any debt purchase contracts or debt purchase units; (b) the collateral arrangements and depositary arrangements, if applicable, relating to such debt purchase contracts or debt purchase units; and (c) if applicable, the prepaid debt purchase contracts and the document pursuant to which such prepaid debt purchase contracts will be issued. In addition, such prospectus supplement will describe any material United States federal income tax considerations applicable to the debt purchase contracts and the debt purchase units. We will file with the SEC as exhibits to a report on Form 8-K forms of any debt purchase contracts that may be issued separately or as a part of debt purchase units.

Description of units

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the price or prices at which we will issue the units;

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the material terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

Description of debt securities

Debt securities may be senior or subordinated

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or of our respective subsidiaries. Thus, by owning a debt security, you are an unsecured creditor of us.

None of our shareholders, officers, directors, or employees has any obligation for payment of debt securities or for any of our obligations, covenants or agreements contained in the debt securities or the applicable indenture. By accepting the debt securities, you waive and release all liability of this kind. The waiver and release are part of the consideration for the issuance of debt securities. This waiver and release will not apply to the liability of our subsidiaries solely in their capacity as guarantors of any series of our debt securities and solely to the extent of any such guarantees.

Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture, in each case as supplemented, if applicable. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be The Bank of New York Mellon Trust Company, N.A. (“The Bank of New York Mellon”). We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under each indenture).

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of WellCare Health Plans, Inc., and will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, if other than or in addition to the Borough of Manhattan, The City of New York, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	if a person other than The Bank of New York Mellon is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if other than as set forth in the indenture, provisions for the satisfaction and discharge of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including our subsidiaries;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at premium, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Our relationship with the trustee

The Bank of New York Mellon has provided commercial banking and other services for us and our affiliates in the past and may do so in the future.

The Bank of New York Mellon will initially serve as the trustee for the senior debt securities and the subordinated debt securities. We may appoint other parties to serve as trustee or co-trustee as may be indicated in the applicable prospectus supplement. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and the issuer of the debt securities would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving the issuer of the debt securities default notice or for the default having to exist for a specific period of time were disregarded.

Legal ownership and book-entry issuance

In this section, we describe special considerations that will apply to registered securities issued in global— i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the legal owner of a registered security?

Each debt security, common or preferred share and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-entry owners

We expect to issue debt securities, preferred shares and depositary shares in book-entry form only. We may also issue common shares in book-entry form, as well. This means those securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture or other applicable agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street name owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal holders

Our obligations, as well as the obligations of the trustee under either indenture and the obligations, if any, of any other third parties employed by us, the trustee or any agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this section of the prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this section of the prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special considerations for indirect owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holder’s consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a global security?

A global security is issued in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of these securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special considerations for global securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Who Is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any agents also do not supervise the depositary in any way;

•

The depositary will require that those who purchase and sell interests in a global security within its book- entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s option to obtain a non-global security; special situations when a global security will be terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing preferred shares or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary has ceased to be a clearing agency registered under the Exchange Act, and in either case we do not appoint another institution to act as depositary within 90 days;

•	in the case of a global security representing debt securities, if an event of default has occurred with regard to the debt securities and has not been cured or waived; or

•	any other circumstances specified for this purpose in the applicable prospectus supplement.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special timing considerations for transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Plan of distribution

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers;

•	through agents;

•	to or through underwriters or dealers; or

•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us to close out its short positions;

•	sell securities short and redeliver such securities to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

At-the-market offerings

If we reach an agreement with an underwriter on a placement, including the number of shares of common stock to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our common stock, the amounts underwritten, and the nature of its obligations to take our common stock will be described in the applicable prospectus supplement.

Underwriters and agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; other relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market making, stabilization and other transactions

There is currently no market for any of the offered securities other than the shares of common stock, which are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the offered securities (other than the common stock) on any securities exchange; any such listing with respect to any particular securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Validity of securities

In connection with particular offerings of securities in the future, the legal validity of the securities may be passed upon for us by Bass, Berry & Sims PLC, counsel to WellCare Health Plans, Inc. The validity of any securities issued under this prospectus will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

Experts

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.